Exhibit 99.1

MOHEGAN TRIBAL GAMING AUTHORITY ANNOUNCES

FIRST QUARTER FISCAL 2009 OPERATING RESULTS

Uncasville, Connecticut, January 29, 2009 – The Mohegan Tribal Gaming Authority, or the Authority, announced today its operating results for the first fiscal quarter ended December 31, 2008. The Authority is the owner and operator of a gaming and entertainment complex located near Uncasville, Connecticut, known as Mohegan Sun, and a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania, known as Mohegan Sun at Pocono Downs, or Pocono Downs.

Consolidated financial results for the first quarter ended December 31, 2008 (in thousands, unaudited):

•	Gaming revenues of $326.7 million, a 6.8% decrease from the first quarter of fiscal 2008

•	Gross slot revenues of $244.7 million, a 1.4% decrease from the first quarter of fiscal 2008

•	Table games revenues of $79.7 million, a 20.6% decrease from the first quarter of fiscal 2008

•	Non-gaming revenues of $68.4 million, a 1.9% decrease from the first quarter of fiscal 2008

•	Net revenues of $364.0 million, a 5.9% decrease from the first quarter of fiscal 2008

•	Income from operations of $28.0 million, a 45.5% decrease from the first quarter of fiscal 2008

•	Net loss of $3.8 million, compared to net income of $23.7 million in the first quarter of fiscal 2008

•	Adjusted EBITDA, a non-GAAP measure described below, of $55.4 million, a 27.7% decrease from the first quarter of fiscal 2008

•	Successful completion of an amendment to the Authority’s bank credit facility

Commenting on the financial results for the quarter, Mitchell Grossinger Etess, President and CEO of the Authority, said, “Despite a 6% decline in net revenues, Mohegan Sun was able to capture a greater share of the Northeast slot gaming market than in recent quarters. The continuing economic recession has led to a drop in consumer confidence and significant declines in the discretionary spending behavior of our patrons.” Mr. Etess also said, “The Authority has reduced and will continue to reduce operating costs in a prudent manner that will not compromise customer service or our organization’s core values.” Additionally, Mr. Etess said, “I am extremely appreciative of all of the Authority’s team members for their sacrifice and support during this unprecedented economic slowdown.”

Mohegan Sun

Financial results for the first quarter ended December 31, 2008 (in thousands, unaudited):

	For the Three Months Ended
	December 31, 2008	December 31, 2007	Variance	Percentage Variance
Gaming revenues	$272,945	$304,787	$(31,842)	-10.4%
Non-gaming revenues	63,543	66,190	(2,647)	-4.0%
Net revenues	307,483	339,427	(31,944)	-9.4%
Income from operations	34,046	55,942	(21,896)	-39.1%
Adjusted EBITDA (a non-GAAP measure described below)	54,456	76,697	(22,241)	-29.0%

The decrease in Adjusted EBITDA is primarily attributable to the decline in gaming revenues resulting from the ongoing national economic recession that has severely impacted spending by gaming patrons in the Northeastern United States. Changes in revenues have a significant impact on Adjusted EBITDA due to the high percentage of fixed costs in Mohegan Sun’s cost structure. Adjusted EBITDA also was impacted by increased competition, as further described below, and unfavorable weather conditions as compared to the first quarter of fiscal 2008. Additionally, Adjusted EBITDA for the quarter reflects the addition of poker revenues from the August 2008 opening of the 42-table poker room in the Casino of the Wind, lower salary and wage costs and reductions in advertising, casino marketing and promotional expenditures. Adjusted EBITDA margin, or Adjusted EBITDA as a percentage of net revenues, decreased to 17.7% for the quarter ended December 31, 2008 from 22.6% in the first quarter of fiscal 2008.

The decrease in net revenues also is the result of the decline in gaming revenues.

The decrease in income from operations is primarily attributable to the decline in gaming revenues, partially offset by the addition of poker revenues, lower salary and wage costs and reductions in advertising, casino marketing and promotional expenditures.

Selected gaming data for the first quarter ended December 31, 2008 (in thousands, unaudited):

	For the Three Months Ended
	December 31, 2008	December 31, 2007	Variance	Percentage Variance
Slot handle	$2,304,211	$2,424,504	$(120,293)	-5.0%
Gross slot revenues	195,335	208,321	(12,986)	-6.2%
Net slot revenues	188,095	201,865	(13,770)	-6.8%
Table drop	580,631	649,110	(68,479)	-10.5%
Table games revenues	79,686	100,404	(20,718)	-20.6%

Additional information related to slot revenues within Mohegan Sun’s market area (in thousands, unaudited):

	For the Three Months Ended
	December 31, 2008	December 31, 2007	Variance	Percentage Variance
Northeast slot gaming market gross slot revenues (1)	$571,134	$598,714	$(27,580)	-4.6%
Connecticut slot gaming market gross slot revenues (2)	351,806	384,603	(32,797)	-8.5%

(1)	Northeast slot gaming market consists of Mohegan Sun, Foxwoods Resort Casino, including MGM Grand at Foxwoods, collectively Foxwoods, Twin River, Newport Grand and Empire City.
(2)	Connecticut slot gaming market consists of Mohegan Sun and Foxwoods.

Mohegan Sun’s slot revenues declined during the quarter for many reasons, including the ongoing national economic recession, as discussed above, decreased spending per patron and increased competition from video lottery terminal facilities, or VLTs, at Empire City in Yonkers, New York and Twin River in Lincoln, Rhode Island, as well as Foxwoods, in Connecticut, following the opening of its MGM Grand at Foxwoods in May 2008. Unfavorable weather conditions in the Northeast region as compared to the first quarter of fiscal 2008 and increased promotional activities from competitors during the quarter as compared to Mohegan Sun also contributed to the decline in slot revenues. Mohegan Sun’s gross slot hold percentage for the quarter ended December 31, 2008 was 8.5% compared to 8.6% in the first quarter of fiscal 2008. Mohegan Sun’s gross slot win per unit per day for the quarter ended December 31, 2008 was $315 compared to $366 in the first quarter of fiscal 2008; however, Mohegan Sun’s slot win efficiency in the Northeast slot gaming market remained relatively stable, decreasing slightly to 135.0% for the quarter ended December 31, 2008 from 137.6% in the first quarter of fiscal 2008. Mohegan Sun’s slot win efficiency in the Northeast slot gaming market has been impacted by customers in the New York City and Boston area markets choosing to frequent closer “convenience” gaming facilities. Mohegan Sun’s slot win efficiency in the Connecticut slot gaming market for the quarter ended December 31, 2008 increased to 123.6% from 117.9% in the first quarter of fiscal 2008.

The decrease in table games revenues is the result of declines in table games drop and table games hold percentage. The decline in table games drop is primarily attributable to the ongoing national economic recession, as discussed above, which has significantly impacted consumer spending on discretionary items such as gaming and leisure activities. While the number of rated table games patron trips increased, spending per rated table games patron decreased during the quarter. The decrease in table games drop also is impacted by unfavorable December weather conditions in the Northeast region during the quarter, resulting in reduced patron visitation. Table games hold percentage for the quarter ended December 31, 2008 was 13.7% compared to 15.5% in the first quarter of fiscal 2008. Table games hold percentage is relatively predictable over long periods of time, but can fluctuate significantly over shorter periods. Historically, Mohegan Sun’s table games hold percentage has averaged approximately 15.5%. Utilizing this historical average table games hold percentage, the Authority estimates that table games revenues were negatively impacted by approximately $10.3 million for the quarter ended December 31, 2008. Table games revenue per unit per day for the quarter ended December 31, 2008 was $2,635 compared to $3,386 in the first quarter of fiscal 2008.

Non-gaming revenues for the first quarter ended December 31, 2008 (in thousands, unaudited):

	For the Three Months Ended
	December 31, 2008	December 31, 2007	Variance	Percentage Variance
Food and beverage revenues	$20,313	$23,300	$(2,987)	-12.8%
Hotel revenues	10,842	12,577	(1,735)	-13.8%
Retail, entertainment and other revenues	32,388	30,313	2,075	6.8%

The decrease in food and beverage revenues is primarily attributable to a $2.6 million decrease in food revenues, resulting from an 18.5% decrease in the number of meals served due to the temporary closure of the Mohegan Sun Earth food court to accommodate construction of the Earth guest connector, as well as the September 2008 opening of Jimmy Buffett’s Margaritaville Restaurant, a third-party outlet, which resulted in decreased patron visitation at Mohegan Sun-owned food outlets. The decrease in the number of meals served was partially offset by a 6.1% increase in the average price per cover.

The decrease in hotel revenues is the result of a decrease in the average daily room rate, or ADR, to $94 for the quarter ended December 31, 2008 compared to $115 in the first quarter of fiscal 2008. The decrease in ADR is primarily the result of continued competitive pricing pressures in room rates offered to casino hotel guests at Foxwoods and the Atlantic City gaming market and a continued decline in demand for group room nights. This reduction in rates is designed to maintain occupancy levels to support gaming and other revenues. Hotel occupancy increased to 95.6% for the quarter ended December 31, 2008 compared to 92.6% in the first quarter of fiscal 2008. Revenue per available room for the quarter ended December 31, 2008 was $90 compared to $106 in the first quarter of fiscal 2008.

The increase in retail, entertainment and other revenues is primarily the result of a $4.0 million increase in entertainment revenues due to a 38.3% increase in average price per ticket for Mohegan Sun Arena shows, as well as a 3.1% increase in Arena ticket sales, both resulting from more headliner shows performed in the Arena. The increase in retail, entertainment and other revenues was partially offset by a $2.0 million decline in gasoline revenues due to a decrease in the average price per gallon of gasoline sold at the Mohegan Sun gasoline and convenience center.

Pocono Downs

Financial results for the first quarter ended December 31, 2008 (in thousands, unaudited):

	For the Three Months Ended
	December 31, 2008	December 31, 2007	Variance	Percentage Variance
Gaming revenues	$53,745	$45,858	$7,887	17.2%
Non-gaming revenues	4,858	3,540	1,318	37.2%
Net revenues	56,548	47,522	9,026	19.0%
Income (loss) from operations	(1,010)	3,484	(4,494)	-129.0%
Adjusted EBITDA (a non-GAAP measure described below)	5,326	6,434	(1,108)	-17.2%

The decrease in Adjusted EBITDA is the result of increased operating costs and expenses resulting from the July 2008 opening of the Phase II gaming and entertainment facility, or Project Sunrise, including higher than normal post-opening staffing costs and operating expenses. Adjusted EBITDA was additionally impacted by the ongoing national economic recession, increased redemption costs due to higher utilization of Player’s Club points at third-party outlets, greater promotional activities from competitors and unfavorable weather conditions in the Northeastern Pennsylvania region during the quarter as compared to the first quarter of fiscal 2008. Adjusted EBITDA margin decreased to 9.4% for the quarter ended December 31, 2008 from 13.5% in the first quarter of fiscal 2008.

The growth in net revenues is attributable to increased slot revenues, resulting from the opening of Project Sunrise.

Loss from operations resulted from increased operating costs and expenses due to the opening of Project Sunrise, partially offset by the growth in net revenues.

Selected gaming data for the first quarter ended December 31, 2008 (in thousands, unaudited):

	For the Three Months Ended
	December 31, 2008	December 31, 2007	Variance	Percentage Variance
Slot handle	$582,551	$459,791	$122,760	26.7%
Gross slot revenues	49,351	39,900	9,451	23.7%
Net slot revenues	49,294	39,859	9,435	23.7%

Additional information related to slot revenues within Pocono Downs’ market area (in thousands, unaudited):

	For the Three Months Ended
	December 31, 2008	December 31, 2007	Variance	Percentage Variance
Northeastern Pennsylvania slot gaming market gross slot revenues (1)	$91,515	$65,646	$25,869	39.4%

(1)	Northeastern Pennsylvania slot gaming market consists of Pocono Downs and Mount Airy.

The growth in slot revenues is attributable to the opening of Project Sunrise. The slot results for the quarter also were impacted by the ongoing national economic recession, higher promotional activities from competitors, including free promotional slot plays, and unfavorable weather conditions in the Northeastern Pennsylvania region as compared to the first quarter of fiscal 2008. Pocono Downs’ gross slot hold percentage for the quarter ended December 31, 2008 was 8.5% compared to 8.7% in the first quarter of fiscal 2008. The decrease in Pocono Downs’ gross slot hold percentage is attributable to increased free promotional slot plays to Player’s Club members, which is reflected in slot handle during the quarter. Pocono Downs’ gross slot win per unit per day for the quarter ended December 31, 2008 was $216 compared to $361 in the first quarter of fiscal 2008. Pocono Downs’ slot win efficiency in the Northeastern Pennsylvania slot gaming market for the quarter ended December 31, 2008 decreased to 108.7% from 163.3% in the first quarter of fiscal 2008. The decrease in gross slot win per unit per day and slot win efficiency is attributable to an increase in the weighted average number of slot machines following the opening of Project Sunrise.

Non-gaming revenues for the first quarter ended December 31, 2008 (in thousands, unaudited):

	For the Three Months Ended
	December 31, 2008	December 31, 2007	Variance	Percentage Variance
Food and beverage revenues	$3,575	$2,318	$1,257	54.2%
Retail and other revenues	1,283	1,222	61	5.0%

The increase in food and beverage revenues is related to the opening of new food and beverage outlets in connection with Project Sunrise.

Corporate

Total Corporate expenses for the first quarter ended December 31, 2008 (in thousands, unaudited):

	For the Three Months Ended
	December 31, 2008	December 31, 2007	Variance	Percentage Variance
Total Corporate expenses	$5,029	$8,004	$(2,975)	-37.2%

The decrease in total Corporate expenses is comprised of a $3.5 million non-recurring charge recorded in the first quarter of fiscal 2008 in connection with the Menominee Project, partially offset by increased rental expense in connection with a ground lease for land located in Palmer, Massachusetts, which would serve as a potential site for future gaming development, if legalized in Massachusetts.

Mohegan Tribal Gaming Authority Property Information

(in thousands, unaudited)	Net Revenues For the Three Months Ended			Adjusted EBITDA For the Three Months Ended
	December 31, 2008		December 31, 2007	December 31, 2008		December 31, 2007
Mohegan Sun	$307,483	(1)	$339,427	$54,456	(1)	$76,697
Pocono Downs	56,548	(2)	47,522	5,326	(2)	6,434
Corporate	—		—	(4,377)		(6,543)

Total	$364,031		$386,949	$55,405		$76,588

(1)	Includes operating results of Casino of the Wind for the three months ended December 31, 2008.
(2)	Includes operating results of Project Sunrise for the three months ended December 31, 2008.

Liquidity, Capital Resources and Capital Spending

As of December 31, 2008, the Authority held cash and cash equivalents of $95.2 million compared to $126.6 million as of December 31, 2007. As of December 31, 2008, there was $379.3 million drawn on the Authority’s bank credit facility. The Authority’s total debt was approximately $1.64 billion as of December 31, 2008 compared to $1.32 billion as of December 31, 2007.

Bank Credit Facility Amendment

On December 10, 2008, the Authority entered into an amendment to the terms of its bank credit facility pursuant to a Third Amended and Restated Loan Agreement, or the amended bank credit facility, following the suspension of its Project Horizon expansion. Among other things, the amended bank credit facility reduced the overall size of the credit facility from $1.0 billion to $850.0 million, reduced the existing term loans from $300.0 million to $150.0 million and reduced the increase option from $250.0 million to $150.0 million. Pursuant to the amendment, proceeds from the amended bank credit facility may be used to repay the Authority’s 6 3/8% $330.0 million senior subordinated notes at maturity on July 15, 2009, and it is the Authority’s intent to utilize the amended bank credit facility for this purpose. In addition, the Authority’s total leverage, senior leverage and minimum fixed charge coverage ratio covenants were modified under the amended bank credit facility to conform with current construction plans for Project Horizon and recent operating trends.

As of December 31, 2008, the amount under letters of credit issued pursuant to the amended bank credit facility totaled $7.2 million, of which no amount was drawn. Inclusive of the term loans and letters of credit, which reduce borrowing availability under the amended bank credit facility, the Authority had approximately $462.8 million of borrowing capacity under the amended bank credit facility as of December 31, 2008, without taking into account covenants under the amended bank credit facility and the Authority’s line of credit and note indentures. Considering restrictive financial covenants under the amended bank credit facility and note indentures, the amount available for borrowings under the amended bank credit facility approximated $49.4 million as of December 31, 2008.

Interest Expense

Interest expense increased by $4.9 million, or 21.2%, to $27.7 million for the quarter ended December 31, 2008 compared to $22.8 million in the first quarter of fiscal 2008. The increase in interest expense is primarily due to higher weighted average outstanding debt, partially offset by a decrease in weighted average interest rate. The weighted average outstanding debt was $1.63 billion for the quarter ended December 31, 2008 compared to $1.30 billion in the first quarter of fiscal 2008. The increase in weighted average outstanding debt was due to additional borrowings on the amended bank credit facility to fund Project Horizon and Project Sunrise. The weighted average interest rate was 6.9% for the quarter ended December 31, 2008 compared to 7.4% in the first quarter of fiscal 2008.

Capital Expenditures

The Authority’s capital expenditures totaled $32.8 million for the quarter ended December 31, 2008 compared to $64.4 million in the first quarter of fiscal 2008. The capital expenditures were comprised of capital expenditures at Mohegan Sun of $30.5 million, which included Project Horizon construction expenditures of $20.6 million, including capitalized interest of $668,000, and capital expenditures at Pocono Downs of $2.3 million, which consisted primarily of construction expenditures for a new paddock for its harness racing facility.

Total capital spending for fiscal year 2009 at Mohegan Sun, exclusive of Project Horizon spending, is forecasted to be approximately $26.0 million in maintenance capital expenditures for the replacement and improvement of information technology equipment, systems and software and the replacement and enhancement of slot machines.

Total capital expenditures for Pocono Downs are anticipated to be $8.0 million for the 2009 fiscal year, $5.7 million of which relates to the construction of the new paddock.

Project Horizon

Project Horizon, Mohegan Sun’s second major expansion, initially was planned to include four major components: Sunrise Square, Casino of the Wind, Property Infrastructure and the Earth Expansion. As of December 31, 2008, two of the components, Sunrise Square and Casino of the Wind, have been completed.

Sunrise Square was completed in August 2007 at a cost of approximately $16.7 million. Sunrise Square includes 8,500 square feet of gaming space offering 46 table games such as Mini-Baccarat, Sic Bo and Pai Gow Poker, a 5,000-square-foot bus lobby and a 4,000-square-foot “Hong Kong” Street food outlet.

Casino of the Wind was completed in August 2008 at a cost of approximately $113.3 million. Casino of the Wind added approximately 45,000 square feet of gaming space, approximately 660 slot machines, 28 table games and a 42-table themed poker room, as well as approximately 20,000 square feet of new dining and retail amenities.

As of December 31, 2008, the Authority had incurred approximately $31.1 million for Property Infrastructure costs relating to additional surface parking lots, site development and road improvements on or adjacent to the property. The Authority currently anticipates incurring an additional $8.0 million to complete the Property Infrastructure component. This component is anticipated to be completed in the third quarter of fiscal 2009.

On September 22, 2008, the Authority announced the suspension of the hotel, retail and parking garage elements of the Earth Expansion component of Project Horizon due to a slowdown in its business volumes and uncertainties in the financial markets as a result of the ongoing national economic recession. The Authority intends to re-evaluate the feasibility of the suspended elements at the end of fiscal year 2009. As of December 31, 2008, the Authority had incurred approximately $71.9 million for the Earth Expansion relating to excavation and foundation work for the planned podium and hotel tower, as well as professional fees for design and architectural work. The Authority currently anticipates incurring an additional $55.6 million in connection with the Earth Expansion relating to the construction of the Earth guest connector and the retail podium, which will connect the Winter Parking Garage to the Casino of the Earth. The Earth Expansion is scheduled to open in the fourth quarter of fiscal 2009 and will incorporate renovated food and beverage facilities, including Bobby Flay’s “Bobby’s Burger Palace,” a burger restaurant, “Frank Pepe Pizzeria Napoletana,” a family-style sit down pizzeria, and a four-station quick-serve dining area, as well as 7,000 square feet of new retail space. The Authority also plans to open Bobby Flay’s “Bar Americain” in the fall of 2009, in the location currently occupied by Fidelia’s restaurant.

In addition, the construction of a 1,500-space parking garage that was anticipated to be built adjacent to the Earth Expansion was suspended. As of December 31, 2008, the Authority had incurred approximately $3.5 million relating to the design of the new parking garage, and anticipates incurring an additional $1.5 million to complete improvements to the existing Winter Parking Garage.

The revised costs for Project Horizon are currently estimated to be approximately $301.6 million, excluding capitalized interest. A breakdown of the costs is as follows:

•	$16.7 million for Sunrise Square

•	$113.3 million for Casino of the Wind

•	$39.1 million for Property Infrastructure

•	$5.0 million for parking garages

•	$127.5 million for the Earth Expansion

As of December 31, 2008, costs incurred for Project Horizon, excluding capitalized interest, totaled approximately $236.4 million. Remaining project costs are estimated to total approximately $65.2 million and are anticipated to be incurred in fiscal 2009.

Project Sunrise

Pocono Downs opened Project Sunrise on July 17, 2008. The combined facility now includes approximately 2,500 slot machines and electronic blackjack games, several dining options including: Ruth’s Chris Steakhouse, Rustic Kitchen Bistro and Bar, which features dining and a live cooking show, Bar Louie, a casual bar and restaurant, Timbers Buffet, a 300-seat Mohegan Indian cultural heritage themed buffet, and a food court including Johnny Rockets, Hot Dog Hall of Fame, Puck Express by Wolfgang Puck, Ben & Jerry’s Ice Cream and Betty & Joe’s Baker & Coffee Maker. Pocono Downs now also offers a wide array of retail amenities including Brookstone, Marshall Rousso women’s couture, Misura men’s fine apparel boutique, Crossing Vineyards Wine and Cheese Shop, and MOGO, the Pocono Downs logo store. Project Sunrise also added three new bars/lounges: Sunburst Bar, featured in the center of the gaming floor, Breakers Night Club and Pearl Sushi Bar. In addition, the food court that previously operated in the Phase I facility has been renovated as a 275-seat banquet and meeting venue, which opened in October 2008. The renovated facility now serves as a multi-purpose venue. The final cost of Project Sunrise, including the Phase I renovation, is anticipated to be approximately $199.0 million, excluding capitalized interest.

Capital Resources

Distributions to the Mohegan Tribe of Indians of Connecticut, or the Tribe, totaled $14.9 million and $20.0 million for the quarters ended December 31, 2008 and 2007, respectively. Distributions to the Tribe are anticipated to approximate between $65.0 million and $72.5 million for fiscal year 2009.

The Authority’s 6 3/8% $330.0 million senior subordinated notes mature on July 15, 2009. It is the Authority’s intent to utilize the amended bank credit facility to repay the 6 3/8% $330.0 million senior subordinated notes at maturity.

Management believes that existing cash balances, financing arrangements and operating cash flows will provide the Authority with sufficient resources to meet its existing debt obligations, relinquishment payments and foreseeable capital expenditure requirements with respect to current operations and distributions to the Tribe for at least the next twelve months. The Authority can, however, make no assurances in this regard. Any future investments in Mohegan Sun and Pocono Downs are anticipated to be funded through a combination of operating cash flows and draws under the amended bank credit facility.

Conference Call

The Authority will host a conference call and simultaneous webcast regarding its first quarter fiscal 2009 operating results on Thursday, January 29, 2009 at 11:00 a.m. (Eastern Standard Time).

Those interested in participating in the call should dial as follows:

(888) 748-0596

(706) 643-0107 (International)

Conference ID: 82733631

Please call five minutes in advance to ensure that you are connected prior to the initiation of the call. Questions and answers will be reserved for call-in analysts and investors.

Parties who want to listen to the live conference call on the Internet may do so through a web link on the company’s website at www.mtga.com, in the “Investor Relations/Online Presentations” section. Interested parties may also listen to a taped replay of the entire conference call commencing two hours after the call’s completion on Thursday, January 29, 2009. This replay will run through February 12, 2009.

The access number for a taped replay of the conference call is as follows:

(800) 642-1687

(706) 645-9291 (International)

Conference ID: 82733631

A transcript will be available on the Authority’s website for a period of 90 days following the conference call.

About the Authority

The Authority is an instrumentality of the Tribe, a federally recognized Indian tribe with an approximately 507-acre reservation situated in southeastern Connecticut, adjacent to Uncasville, Connecticut. The Authority has been granted the exclusive power to conduct and regulate gaming activities on the existing reservation of the Tribe, including the operation of Mohegan Sun, a gaming and entertainment complex that is situated on a 185-acre site on the Tribe’s reservation. Through its subsidiary, Downs Racing, L.P., the Authority also owns and operates Mohegan Sun at Pocono Downs, a gaming and entertainment facility offering slot machines and harness racing in Plains Township, Pennsylvania and several off-track wagering facilities located elsewhere in Pennsylvania.

The Tribe’s gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in New England offering traditional slot machines and table games. Mohegan Sun currently operates in an approximately 3.1 million square-foot facility, which includes the Casino of the Earth, Casino of the Sky, Casino of the Wind, The Shops at Mohegan Sun, a 10,000-seat Mohegan Sun Arena, a 350-seat Cabaret Theatre, 100,000 square feet of meeting and convention space and the approximately 1,200-room luxury Sky Hotel Tower. The Casino of the Wind opened on August 29, 2008, with approximately 65,000 square feet of additional gaming space and new dining and retail amenities. Mohegan Sun at Pocono Downs opened Project Sunrise on July 17, 2008, a gaming and entertainment facility adjacent to the Phase I gaming facility. The combined facility now includes approximately 2,500 slot machines, several dining options, including a 300-seat buffet and a quick-serve dining area, six retail outlets, three bars/lounges, additional parking and bus amenities. More information about the Authority and its properties can be obtained by visiting www.mtga.com.

Special Note Regarding Forward-Looking Statements

Some information included in this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include information relating to business development activities, as well as capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and increased competition. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of the Authority. These risks and uncertainties include, but are not limited to, those relating to increased competition (including the legalization or expansion of gaming in New England, New York, New Jersey, Maryland or Pennsylvania), the financial performance of Mohegan Sun and Pocono Downs and the off-track wagering facilities, dependence on existing management, potential adverse changes in local, regional, national or global economic climates, the Authority’s leverage and ability to meet its debt service obligations, changes in federal or state tax laws or the administration of such laws, changes in gaming laws or regulations (including the limitation, denial or suspension of licenses required under gaming laws and regulations), and the continued availability of financing. Additional information concerning potential factors that could affect the Authority’s financial results is included in its Annual Report on Form 10-K for the fiscal year ended September 30, 2008, as well as its other reports and filings with the SEC. The forward-looking statements included in this press release are made only as of the date of this release. The Authority does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Authority cannot assure you that projected results or events will be achieved or will occur.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

(unaudited)

	For the Three Months Ended December 31, 2008	For the Three Months Ended December 31, 2007
Revenues:
Gaming	$326,690	$350,645
Food and beverage	23,888	25,618
Hotel	10,842	12,577
Retail, entertainment and other	33,671	31,535

Gross revenues	395,091	420,375
Less - Promotional allowances	(31,060)	(33,426)

Net revenues	364,031	386,949

Operating costs and expenses:
Gaming	221,346	220,277
Food and beverage	11,726	12,724
Hotel	3,763	4,297
Retail, entertainment and other	12,631	10,664
Advertising, general and administrative	54,782	55,856
Corporate expenses	5,009	7,144
Pre-opening costs and expenses	241	20
Depreciation and amortization	26,526	24,545

Total operating costs and expenses	336,024	335,527

Income from operations	28,007	51,422

Other income (expense):
Accretion of discount to the relinquishment liability	(5,106)	(6,771)
Interest income	989	1,058
Interest expense, net of capitalized interest	(27,665)	(22,831)
Other income (expense), net	(633)	214

Total other expense	(32,415)	(28,330)

Income from operations before minority interests	(4,408)	23,092
Minority interests	631	601

Net income (loss)	$(3,777)	$23,693

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED SELECTED FINANCIAL INFORMATION

(in thousands)

(unaudited)

	As of and for the Three Months Ended
	December 31, 2008	December 31, 2007
Operating Results:
Gross revenues	$395,091	$420,375
Net revenues	364,031	386,949
Income from operations	28,007	51,422
Other Data:
Adjusted EBITDA	$55,405	$76,588
Capital expenditures	32,840	64,420
Cash interest paid	15,005	11,816
Balance Sheet Data:
Cash and cash equivalents	$95,227	$126,585
Total debt	1,635,080	1,322,878

MOHEGAN SUN

SUPPLEMENTAL DATA - OPERATING STATISTICS

(unaudited)

	For the Three Months Ended
	December 31, 2008 (1)	December 31, 2007
Adjusted EBITDA:
Adjusted EBITDA (in thousands)	$54,456	$76,697
Adjusted EBITDA margin	17.7%	22.6%

Capital expenditures (in thousands)	$30,574	$27,570
Capitalized interest (in thousands)	668	845

Weighted Average Number of Units:
Slot machines	6,743	6,185
Table games	329	322

Win Per Unit Per Day:
Slot machines (gross)	$315	$366
Table games	2,635	3,386

Hold Percentage:
Slot machines (gross)	8.5%	8.6%
Table games	13.7%	15.5%

Connecticut Slot Gaming Market Statistics:
Slot handle market share	54.7%	51.1%
Slot win market share	55.5%	54.2%
Slot handle efficiency	121.8%	111.2%
Slot win efficiency	123.6%	117.9%

Northeast Slot Gaming Market Statistics:
Slot win market share	34.2%	34.8%
Slot win efficiency	135.0%	137.6%

Hotel Statistics:
Hotel occupancy %	95.6%	92.6%
Average Daily Rate (ADR)	$94	$115
Revenue Per Available Room (REVPAR)	$90	$106

(1)	Includes operating results of Casino of the Wind for the three months ended December 31, 2008.

MOHEGAN SUN AT POCONO DOWNS

SUPPLEMENTAL DATA - OPERATING STATISTICS

(unaudited)

	For the Three Months Ended
	December 31, 2008 (1)	December 31, 2007
Adjusted EBITDA:
Adjusted EBITDA (in thousands)	$5,326	$6,434
Adjusted EBITDA margin	9.4%	13.5%

Capital expenditures (in thousands)	$2,266	$36,849
Capitalized interest (in thousands)	—	463

Slot Statistics:
Weighted Average Number of Slot Machines	2,479	1,203
Win per unit per day (gross)	$216	$361
Hold percentage (gross)	8.5%	8.7%
Slot handle market share	49.0%	55.3	% (2)
Slot win market share	53.9%	60.8	% (2)
Slot handle efficiency	98.8%	148.5	% (2)
Slot win efficiency	108.7%	163.3	% (2)

(1)	Includes operating results of Project Sunrise for the three months ended December 31, 2008.
(2)	Includes operating results of Mount Airy from opening date of October 22, 2007 to December 31, 2007.

MOHEGAN TRIBAL GAMING AUTHORITY

ADJUSTED EBITDA RECONCILIATIONS

(unaudited)

Reconciliations of Adjusted EBITDA to Net Income:

Reconciliations of Adjusted EBITDA to net income, a financial measure determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, are shown below (in thousands):

	For the Three Months Ended
	December 31, 2008	December 31, 2007
Adjusted EBITDA	$55,405	$76,588
Pre-opening costs and expenses	(241)	(20)
Depreciation and amortization	(26,526)	(24,545)
Minority interests	(631)	(601)

Income from operations	28,007	51,422

Accretion of discount to the relinquishment liability	(5,106)	(6,771)
Interest income	989	1,058
Interest expense, net of capitalized interest	(27,665)	(22,831)
Other income (expense), net	(633)	214
Minority interests	631	601

Net income (loss)	$(3,777)	$23,693

Reconciliations of Income from Operations to Adjusted EBITDA (unaudited):

Reconciliations of income from operations, a financial measure determined in accordance with GAAP, to Adjusted EBITDA are shown below (in thousands):

	For the Three Months Ended December 31, 2008
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interests	Adjusted EBITDA
Mohegan Sun (1)	$34,046	$50	$20,360	$—	$54,456
Pocono Downs (2)	(1,010)	191	6,145	—	5,326
Corporate	(5,029)	—	21	631	(4,377)

Total	$28,007	$241	$26,526	$631	$55,405

	For the Three Months Ended December 31, 2007
	Income (Loss) from Operations	Pre-opening Costs and Expenses	Depreciation and Amortization	Minority Interests	Adjusted EBITDA
Mohegan Sun	$55,942	$12	$20,743	$—	$76,697
Pocono Downs	3,484	8	2,942	—	6,434
Corporate	(8,004)	—	860	601	(6,543)

Total	$51,422	$20	$24,545	$601	$76,588

(1)	Includes operating results of Casino of the Wind for the three months ended December 31, 2008.
(2)	Includes operating results of Project Sunrise for the three months ended December 31, 2008.

Adjusted EBITDA Explanation:

Earnings before interest, income taxes, depreciation and amortization, or EBITDA, is a commonly used measure of performance in the casino and hospitality industry. EBITDA is not a measure of performance calculated in accordance with GAAP. The Authority historically has evaluated its operating performance with the non-GAAP measure, Adjusted EBITDA, which as used in this press release represents earnings before interest expense, depreciation and amortization, pre-opening costs and expenses, accretion of discount to the relinquishment liability to Trading Cove Associates pursuant to a relinquishment agreement and other non-operating income and expense.

Adjusted EBITDA provides an additional way to evaluate the Authority’s operations and, when viewed with both the Authority’s GAAP results and reconciliations to net income, the Authority believes that it provides a more complete understanding of its business than could be otherwise obtained absent this disclosure. Adjusted EBITDA is presented solely as a supplemental disclosure because: (1) the Authority believes it enhances an overall understanding of the Authority’s past and current financial performance; (2) the Authority believes it is a useful tool for investors to assess the operating performance of the business in comparison to other operators within the casino and hospitality industry since Adjusted EBITDA excludes certain items that may not be indicative of the Authority’s operating results; (3) measures that are comparable to Adjusted EBITDA are often used as an important basis for the valuation of casino and hospitality companies; and (4) the Authority uses Adjusted EBITDA internally to evaluate the performance of its operating personnel and management and as a benchmark to evaluate its operating performance in comparison to its competitors.

The use of Adjusted EBITDA has certain limitations. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, any GAAP financial measure including net income (as an indicator of the Authority’s performance) or cash flows provided by operating activities (as an indicator of the Authority’s liquidity), nor should it be considered as an indicator of the Authority’s overall financial performance. The Authority’s calculation of Adjusted EBITDA is likely to be different from the calculation of Adjusted EBITDA or other similarly titled measurements used by other casino and hospitality companies and therefore comparability may be limited. Adjusted EBITDA eliminates certain substantial recurring items from net income, such as interest expense, depreciation and amortization and reassessment and accretion of discount to the relinquishment liability as described above. Each of these items has been incurred in the past, will continue to be incurred in the future and should be considered in the overall evaluation of the Authority’s results. The Authority compensates for these limitations by providing the relevant disclosure of interest expense, depreciation and amortization, reassessment and accretion of discount to the relinquishment liability and other items excluded in the calculation of Adjusted EBITDA, both in its reconciliations to the GAAP financial measure of net income and in its consolidated financial statements, all of which should be considered when evaluating its results. The Authority strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

Press Release Mohegan Tribal Gaming Authority Uncasville, Connecticut, January 29, 2009

CONTACTS:

Mitchell Grossinger Etess	Leo M. Chupaska
Chief Executive Officer	Chief Financial Officer
Mohegan Tribal Gaming Authority	Mohegan Tribal Gaming Authority
(860) 862-8000	(860) 862-8000